 EXHIBIT 10.1

LASERCARD CORPORATION
EXECUTIVE BONUS PLAN

This document sets forth the terms of the Executive Bonus Plan (the “Bonus Plan”) of LaserCard Corporation (the “Company”).

Purpose of the Plan

The objectives of the Bonus Plan are to attract, motivate and retain highly qualified individuals to enable the Company to meet its objectives, reward individual contributions to the Company’s success, encourage executives and other key employees to focus on the achievement of corporate and individual goals and motivate employees to create long-term sustainable value for the Company’s stockholders.

Operation of the Plan

The Bonus Plan has the following elements:

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The Compensation Committee of the Company’s Board of Directors (the “Committee”) will select the executives and other key employees eligible to participate in the Bonus Plan for each fiscal year of the Company (each, a “Bonus Year”).

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The Company’s attainment of the performance goal for pre-tax income as approved by the Committee for the applicable Bonus Year determines the funding for the annual bonus pool for the Bonus Plan.  If the Company does not attain the performance goal for pre-tax income approved for a Bonus Year, no bonuses will be paid under the Bonus Plan for that Bonus Year.

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The Committee will establish target and maximum bonus amounts each Bonus Year for each Bonus Plan participant.  (In the case of the Company’s Chief Executive Officer, the target and maximum bonus amount will be established by the independent members of the Company’s Board of Directors.)  The Committee will also establish the percentage of the total bonus that will be determined based on Company performance and the percentage of the total bonus that will be determined based on individual performance and, as applicable, the performance criteria that will be used to determine a participant’s individual performance for the Bonus Year.

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If an annual bonus becomes payable to a participant pursuant to the Bonus Plan, the bonus will be paid to the participant in cash no later than two and one-half months after the end of the applicable Bonus Year.

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Unless otherwise expressly provided by the Committee, a participant must be employed with the Company (or one of its affiliates or subsidiaries) on the last day of a Bonus Year in order to be eligible to receive a bonus under the Bonus Plan (subject to the achievement of the applicable performance measures) for that Bonus Year.  A participant will have no right to a bonus (or any partial bonus) under the Bonus Plan if the participant’s employment terminates or is terminated (regardless of the reason, whether with or without cause) prior to the last day of the applicable Bonus Year, provided that the Committee may in its sole discretion provide for payment of a prorated bonus to any such participant.

Other Rules

No Assignment.  The rights, if any, of a participant or any other person to any payment or other benefits under the Bonus Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of descent or distribution.

Tax Withholding.  The Company has the right to deduct from any bonus amount otherwise payable the amount of any and all required income, employment and other tax withholding required with respect to such payment.

Amendment. The Committee reserves the right to amend and/or terminate the Bonus Plan at any time and in any manner.

No Fiduciary Relationship.  Nothing contained in the Bonus Plan and no action taken pursuant to the provisions of the Bonus Plan shall create or be construed as creating a trust or any kind of fiduciary relationship between the Company and any of its affiliates, or the Committee, on one hand, and any participant or any other person on the other hand.

No Right to Bonus or Continued Employment.  Nothing contained in the Bonus Plan or any related document constitutes an employment or service commitment by the Company (or any affiliate), affects an employee’s status as an employee at will who is subject to termination without cause, confers upon any participant any right to remain employed by or in service to the Company (or any affiliate), or interferes in any way with the right of the Company (or any affiliate) to terminate a participant’s employment or to change the participant’s compensation or other terms of employment at any time.  The Bonus Plan does not constitute a contract and does not confer upon any person any right to receive a bonus or any other payment or benefit.  There is no commitment or obligation on the part of the Company (or any affiliate) to continue any bonus plan (similar to the Bonus Plan or otherwise) in any future fiscal year.

Administration. The Committee shall administer the Bonus Plan, select participants for the Bonus Plan, determine the applicable performance measures, relative weights of those measures, specific performance goals, and bonus opportunities, determine performance and the extent to which any applicable goals have been satisfied, determine whether any bonus is actually payable under the Bonus Plan and, subject to the express limitations of the Bonus Plan, the amount of each bonus, and determine the time or times at which and the form and manner in which bonuses will be paid.  The Committee shall have the authority to construe and interpret the Bonus Plan and any agreement or other document relating to the Bonus Plan.  All actions taken and all interpretations and determinations made by the Company in respect of the Bonus Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

Adjustments.  The Committee may, in its sole discretion, adjust performance measures, performance goals, relative weights of the measures, and other provisions of the Bonus Plan to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, or (3) the effects of any special charges to the Company’s earnings, or (4) any other similar special circumstances.